Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Jean-Pierre Bizzari, has authorized and designated Scott T. Jackson and Fred M. Powell, signing singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Celator Pharmaceuticals, Inc. The authority of each of the attorneys-in-fact under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of Celator Pharmaceuticals, Inc., unless earlier revoked in writing. The undersigned acknowledges that none of the aforementioned attorneys-in-fact is assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	2/27/2015	/s/ Jean-Pierre Bizzari